Exhibit 99.1

Ciprico’s Second Quarter Filing

MINNEAPOLIS, MN – May 20, 2008 - Ciprico Inc. (NASDAQ: CPCI) (the “Company”) announced it will not be timely with its filing of Form 10-QSB for the quarter ended March 31, 2008.  The headcount reduction announced in March impacted the finance and accounting team who are responsible for preparing the filing but also have been assisting with the Company’s strategic alternative analyses.  With investment banking firm Craig Hallum Capital Group, the Company is aggressively pursuing a strategic solution to its challenging financial condition which resulted from previously disclosed lack of sales volume and issues with the liquidity of certain investments.     Steve Merrifield, Ciprico President & CEO, noted “while there are no definitive agreements we have a high level of interest from several parties who are actively engaged in evaluating possible strategic transactions with the Company.”

Ciprico also announced today release of its Virtual Storage Technology (Ciprico VST™) Pro software packages that enable RAIDCore™ to run on Intel, AMD/ATI and Broadcom chipset solutions without the need for a hardware controller.  RAIDCore is now capable of running on over 80% of the servers and workstations being shipped today.

“Ciprico is facing some challenging times as we work through transitioning the Company to newer products and technologies. We believe our investments in the RAIDCore technology will make it a pervasive data protection software solution in the market” said Steve Merrifield.  “A number of the most significant OEMs in the industry continue their evaluation of RAIDCore.  We are confident in the future of software-based RAID and believe it offers customers unparalleled levels of flexibility, performance and price.  In addition, RAIDCore has been integrated into our DiMeda®, MediaVault™ and TALON® product lines and initial customer feedback is very positive as it relates to the performance and quality of these products.”

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows.  Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such forward-looking statements, which reflect our current view of the acceptance of our products, the status of our efforts to effect a strategic transaction, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons. These risks and uncertainties include but are not limited to: delays in product development; market acceptance of Ciprico’s products and services; technological change in the storage and related industries; competition in the storage software market; our ability to timely effect a strategic transaction; and other risk factors discussed in Ciprico’s reports on Forms 10-KSB, 10-QSB and other reports filed with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Forward-looking statements speak only as of the date on which they were made, and except as required by law; we assume no obligation to update any forward-looking statements. We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

For Additional Information:

Steven D. Merrifield President & CEO (952) 540-2400	Monte S. Johnson Sr. VP & CFO (952) 540-2400